Exhibit 5.2
Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103-2921
www.morganlewis.com

June 29, 2017
GPT Operating Partnership LP
Gramercy Property Trust
90 Park Avenue, 32nd Floor
New York, New York 10016

Re:    Registration Statement on Form S-3

Ladies and Gentlemen:
We have acted as counsel to GPT Operating Partnership LP, a Delaware limited partnership (the “Operating Partnership”), and its sole general partner Gramercy Property Trust, a Maryland real estate investment trust (the “Trust”), in connection with the filing of a shelf Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”). The Registration Statement is being filed jointly by the Operating Partnership and the Trust. The Registration Statement relates to the proposed offering and sale, from time to time, of an unlimited aggregate principal amount of securities, including debt securities of the Operating Partnership (the “Partnership Securities”) and securities of the Trust. The Partnership Securities may be in one or more series. The Partnership Securities may be guaranteed by the Trust (the “Guaranties”). The Partnership Securities and the Guaranties, if any, will be issued under a senior indenture (the “Indenture”) among the Operating Partnership, the Trust and a trustee to be named in the Indenture (the “Trustee”).
In connection with this opinion letter, we have examined the Registration Statement, the form of the Indenture, originals, or copies certified or otherwise identified to our satisfaction of the Certificate of Limited Partnership of the Operating Partnership, as amended to date, the Fourth Amended and Restated Limited Partnership Agreement of the Operating Partnership, as amended to date, and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.
We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.
We have also assumed further that (i) the Trust is validly existing under the laws of the State of Maryland, (ii) the Trust has all necessary organizational power and authority to enter into the Indenture and the Guaranties, (iii) when executed by the Trust, the Indenture will have been duly authorized, executed and delivered by the Trust, and (iv) when executed by the Trust, the Guaranties will have been duly authorized and delivered by the Trust.
We have further assumed for purposes of our opinion that the Indenture will be duly authorized, executed and delivered by the Trustee, that the Indenture will constitute a legal, valid and binding obligation of the Trustee, that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture, and that the Indenture and the Trustee will have been qualified under the Trust Indenture Act of 1939, as amended.
Based upon the foregoing, we are of the opinion that when (i) the Indenture has been duly authorized, executed and delivered by the Operating Partnership, (ii) the Indenture has been executed by the Trust, (iii) the Guaranties have been executed by the Trust, (iv) the terms of the Partnership Securities are duly established in accordance with applicable law and Section 3.01 of the Indenture, (v) the Partnership Securities are duly executed by the Trust, acting in its capacity as the sole general partner of the Operating Partnership, as provided in the Indenture, and (vi) the Partnership Securities are duly authenticated by the Trustee and are delivered by the Operating Partnership against receipt of the purchase price therefor as described in the Registration Statement, the Partnership Securities will constitute valid and binding obligations of the Operating Partnership, and the Guaranties will constitute valid and binding obligations of the Trust.

The opinions expressed above are subject to the following limitations and qualifications:
a.    The opinions expressed herein are subject to bankruptcy, insolvency, fraudulent transfer and other similar laws affecting the rights and remedies of creditors generally and general principles of equity.
b.    Provisions of the Indenture relating to indemnification or exculpation may be limited by public policy or by law.
The opinions expressed herein are limited to the laws of the State of New York and the State of Delaware, and we express no opinion with respect to the laws of any other state or jurisdiction. The Partnership Securities may be issued from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including applicable rules and regulations, in effect on the date hereof. We assume no obligation to update this opinion.
We hereby consent to the use of this opinion as Exhibit 5.2 to the Registration Statement and to the reference to us under the caption “Validity of Securities” in the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,
/s/ Morgan, Lewis & Bockius LLP